Exhibit 99.1

For Immediate Release	News Announcement

Cinemark USA, Inc. Announces Pricing of $530 Million of 4.875%

Senior Notes due 2023

PLANO, Texas—May 21, 2013—Cinemark Holdings, Inc. (NYSE:CNK) announced today that through its wholly-owned subsidiary, Cinemark USA, Inc. (the “Company”), the Company priced a private offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), of $530 million aggregate principal amount of 4.875% Senior Notes due 2023 (the “2023 Notes”). The Offering is expected to close on May 24, 2013. The 2023 Notes will be guaranteed by certain of the Company’s subsidiaries that guarantee or become liable with respect to any of the Company’s and the guarantors’ other debt.

The Company intends to use the net proceeds from the sale of the 2023 Notes, together with cash on hand, to finance a redemption of its 8.625% Senior Notes due 2019.

The 2023 Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The 2023 Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the 2023 Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 467 theatres with 5,259 screens in 39 U.S. states, Brazil, Mexico, Argentina, and 10 other Latin American countries as of March 31, 2013. For more information, go to investors.cinemark.com.

Investor Contact:	Media Contact:
Chanda Brashears Investor Relations Manager (972) 665-1500 investors@cinemark.com	James Meredith VP Marketing (972) 665-1680 communications@cinemark.com

Forward-looking Statements

Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. For a description of these factors, please review the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 28, 2013 and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such risk factors.